As filed with the Securities and Exchange Commission on April 6, 2005.

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDI CORP.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1717 Arch Street, 35th Floor Philadelphia, Pennsylvania 19103-2768	23-2394430
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

CDI CORP.

STOCK PURCHASE PLAN FOR MANAGEMENT EMPLOYEES AND

NON-EMPLOYEE DIRECTORS

(Full Title of the Plan)

Joseph R. Seiders, Esquire

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

(name and address of agent for service)

(215) 569-2200

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Paul S. Kimbol, Esquire

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103-2793

(215) 994-2603

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock par value $0.10 per share	240,000 shares	$21.92	$5,260,800	$619.20

(1)	This registration statement of CDI Corp. (the “Registrant”) relates to the registration of the offer and sale of up to an aggregate of 240,000 shares of the Registrant’s Common Stock, par value $0.10 per share (“Common Stock”), pursuant to an amendment to the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors.

(2)	The amounts are based upon the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on April 1, 2005 and are used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933.

(3)	In accordance with Fee Rate Advisory #6 for Fiscal Year 2005 (SEC Press Release 2004-167), the rate used for determining the registration fee is $117.70 per million dollars of securities registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement is filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering additional shares of Common Stock of the Registrant in connection with the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (the “Plan”). A registration statement on Form S-8, file number 333-34508 was filed on April 11, 2000 for Common Stock of the Registrant to be offered under the Plan and is currently effective. A second registration statement on Form S-8, file number 333-112088 was filed on January 22, 2004 for additional shares of Common Stock of the Registrant to be offered under the Plan and is currently effective. The contents of the April 11, 2000 and January 22, 2004 registration statements (the “Prior Registration Statements”), to the extent not amended by this Registration Statement, are hereby incorporated by reference.

Item 8.	Exhibits.

The following exhibits are hereby incorporated by reference as part of this Registration Statement:

5.1	Opinion of Joseph R. Seiders, Senior Vice President and General Counsel, CDI Corp., as to the legality of the securities being registered.

23.1	Consent of KPMG LLP

23.2	Consent of Joseph R. Seiders, Senior Vice President and General Counsel, CDI Corp. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on signature page of this Registration Statement).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on April 5, 2005.

CDI CORP.

By:	/s/ Roger H. Ballou
Roger H. Ballou President, Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Jay G. Stuart
Jay G. Stuart Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger H. Ballou, Jay G. Stuart and Joseph R. Seiders, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.*

By:	/s/ Roger H. Ballou
Roger H. Ballou President, Chief Executive Officer and Director (Principal Executive Officer)

Date: February 15, 2005

By:	/s/ Walter E. Blankley
Walter E. Blankley Director

Date: February 15, 2005

By:	/s/ Michael J. Emmi
Michael J. Emmi Director

Date: February 15, 2005

By:	/s/ Walter R. Garrison
Walter R. Garrison Director

Date: February 15, 2005

By:	/s/ Kay Hahn Harrell
Kay Hahn Harrell Director

Date: February 15, 2005

By:	/s/ Lawrence C. Karlson
Lawrence C. Karlson Director

Date: February 15, 2005

By:	/s/ Ronald J. Kozich
Ronald J. Kozich Director

Date: February 15, 2005

By:	/s/ Barton J. Winokur
Barton J. Winokur Director

Date: February 15, 2005

* Signatures representing a majority of the Registrant’s Board of Directors